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July 24, 2012

Dear Fellow Stockholder,

By now you should have received CoreLogic’s Notice of the 2012 Annual Meeting and Proxy Statement. You can also view our Proxy Statement at https://materials.proxyvote.com/21871D.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to request your support on Proposal 3, an advisory vote on the compensation of our named executive officers (Say on Pay).

Institutional Shareholder Services (ISS) has recommended a vote against this proposal while Glass Lewis & Co., another shareholder advisory firm, has recommended a vote for the proposal. We disagree with ISS’ recommendation which we believe is based on flawed analysis ignoring material facts regarding our compensation program and CoreLogic’s financial performance.

While ISS’ analysis begins by acknowledging that CEO pay decreased year-over-year and that the positioning of long-term incentives was reduced from the 75th percentile to the median, we believe that ISS’ analysis incorrectly ignores and/or mischaracterizes 2011 CEO compensation in other critical respects, including the following:

1.	ISS’ Use of 3-Year and 5-Year Compensation and Total Shareholder Return is Flawed

On June 1, 2010, The First American Corporation separated into two companies, First American Financial Corporation and CoreLogic. These two companies have fundamentally different focus areas. First American’s dominant business segment is title insurance and related financial services businesses. CoreLogic’s business is centered on residential property data, analytics and services. Prior to the separation, CoreLogic represented about one third of The First American Corporation’s consolidated revenues.

Due to the legal structure of the spin-off transaction, although The First American Corporation’s principal business and executive management remained with First American Financial Corporation, CoreLogic was deemed to be the “surviving issuer” with all compensation and TSR performance history. Coincident with its separation from First American, CoreLogic reviewed the inherited business portfolio and infrastructure and began a series of transformation initiatives and restructurings such that today CoreLogic is a substantially different business from The First American Corporation pre-separation. Over the past two years as an independent company, CoreLogic has emerged a more streamlined and efficient firm generating double-digit growth with significant margin expansion over the past four quarters. This progress is clearly evident in CoreLogic’s recently issued second quarter 2012 results. CoreLogic TSR from the date of the First American separation transaction is now 9%.

In view of these facts, we believe that the use of three-year and five-year compensation and TSR analysis is not relevant and is in fact misleading in judging the effectiveness of CoreLogic’s pay-for-performance results in 2011.

2.	ISS’ Qualitative Review Ignores CoreLogic’s 61% Year-to-Date Stock-Price Appreciation

ISS performed a quantitative review of CoreLogic’s executive compensation programs against CoreLogic’s peer group and concluded that the compensation practices raised a Medium, Low and Low concern level in the three categories of Relative Degree of Alignment, Multiple of Median and Pay-TSR Alignment, respectively, as defined in ISS’ methodology White Paper and based on the TSR calculated on CoreLogic’s $12.93 year-end 2011 stock price. According to the widely held understanding of the ISS White Paper, this combination of concern levels does not lead to the second phase of the review, the so-called “qualitative” review of compensation practices.

ISS apparently nevertheless decided to proceed with a qualitative review on CoreLogic’s compensation practices, but neglected to take into account one of the most important factors relating to alignment of compensation and performance – the fact that since year-end, CoreLogic’s stock price is up to $20.76 or 61% based on the July 23, 2012 closing price, achieving 52-week and all-time post-spin-off highs in recent days. In its qualitative analysis, ISS rigidly applied the year-end stock price without any acknowledgement of the positive performance of the stock since year-end. ISS also failed to recognize that at the time the Compensation Committee exercised its discretion with respect to management 2011 bonuses, the benefits of management’s 2011 actions were already visibly bearing fruit.

CoreLogic management is focused on securing sustainable long-term value creation for all of its stockholders. In this connection, the restructuring actions taken after The First American Corporation separation were necessary to rationalize a diverse portfolio of businesses and build CoreLogic into a higher-growth, higher-margin enterprise. These restructuring actions as well as challenging market conditions were major contributors to the decline in CoreLogic’s share price in 2011. We believe that management’s aggressive plan in 2011 was the correct course of action for creating long-term stockholder value and has been the major driver behind CoreLogic’s 2012 stock appreciation. We respectfully assert that any analysis of Corelogic’s 2011 compensation program and management effectiveness that ignores this fact is incomplete.

3.	ISS focuses on a $50,000 CEO base salary increase and ignores a $370,000 bonus reduction

ISS expressed concern about a $50,000 or 6.7% salary increase the Compensation Committee awarded to our CEO in March 2011. The Committee made the decision to adjust the base salary as part of the process to align the CEO’s salary to market peer levels.

In 2011, the Company’s share price declined 30% due to a number of factors including a compression of the mortgage market (down 20% year-over-year), challenges related to the Company’s restructuring including the discontinuation of certain business units (discussed earlier) and a significant mid-year downward revision in the Company’s 2011 earnings guidance. Despite these challenges, the Company came very close to achieving the revenue, EBITDA and EBITDA margin targets embedded in its business plan, missing them by 1%, 8% and 7% respectively.

After a thorough review of Company’s results including the operating performance and the decline in the Company’s stock price, the Compensation Committee awarded the CEO 44% of his target bonus, which represented a 41% or $370,000 decline from the 2010 bonus.

By any standard, the Committee’s decisions reflect alignment of pay for performance. However, ISS appears to focus disproportionately on the $50,000 market-adjustment salary increase in early 2011 and discount the $370,000 bonus reduction.

4.	ISS misperceives the nature and design of our 2011 long-term incentive compensation program

We believe that ISS fundamentally misperceives the nature of our 2011 long-term incentive compensation program. In 2011, a substantial portion of executive compensation was issued in the form of Performance-Based Restricted Stock Units (PBRSUs) tied to stretch goals for achieving certain adjusted earnings-per-share and adjusted EBITDA-per-share targets in 2013.

The 2013 targets require more than an 85% increase in adjusted EPS in 2013 compared to 2010 levels and a 29% increase in adjusted EBITDA per share for the same period. By any standard, and especially in view of the projected declines in the residential property market at the time the awards were granted, these are difficult goals that require long-term planning and strong execution by management.

ISS somehow concluded that these 2013 goals were in fact short-term (one-year) in nature, and therefore not an optimal pay practice. We respectfully disagree.

ISS also took issue with the leverage curve our Compensation Committee applied to the PBRSUs allowing for payments in excess of target – up to 200% of target – if management exceeds the already aggressive 2013 targets. We believe that this sort of leverage is common for performance awards, supported by market data and appropriate given the challenging goals that were established. The Board’s independent compensation advisor agrees.

ISS also failed to take note of the fact that for 2012 the Committee increased the PBRSU weighting to 50% of total long-term incentive compensation – a positive feature that further strengthens the linkage between pay and performance.

5.	ISS’ analysis of CEO compensation neglects to recognize that $582,339 of our CEO’s 2011 “compensation” is merely an actuarial adjustment to his frozen pension value

$582,000 of our CEO’s 2011 compensation is merely due to the actuarial change in the present value of his frozen pension. The Compensation Committee has absolutely no power or discretion over the actuarial change. ISS fails to take note of this in its quantitative and qualitative analyses.

Excluding the actuarial change in pension value, the compensation for the CEO would have decreased by 24% compared to 2010 and is only 3% above the median for the ISS-selected peers. Also note that there was no actuarial increase in the frozen pension in 2010, so that the 2011 actuarial adjustment has an amplified distortive effect on the year-over-year comparison.

CoreLogic’s Compensation Program is Well Aligned with Performance

Our Proxy Statement’s Compensation Discussion and Analysis explains in detail the Company’s pay-for-performance compensation program. At last year’s Annual Meeting of Stockholders, CoreLogic’s compensation program was approved with the support of 98% of the votes cast. We viewed this as evidence of strong stockholder support for the Company’s executive compensation decisions and policies. Accordingly, we substantially maintained our executive compensation policies for 2011.

However, in addition to aligning 2011 executive compensation with performance, the Committee has also worked diligently since the separation from First American to adopt stockholder-friendly and performance-based compensation programs in line with leading market practices.

For example, the following practices have been put in place by the Committee:

•	Increased weighting of performance-based equity awards in long-term incentive grants;

•	No tax gross-ups for compensation paid due to a change in control;

•	No single-trigger severance payments;

•	Executive stock ownership and retention guidelines;

•	Incentive recoupment provisions; and

•	Prohibitions on executive officer, director or employee hedging transactions in Company securities.

Apparently these progressive practices did not factor into ISS’ qualitative analysis of CoreLogic’s compensation program.

Conclusion

CoreLogic has been a standalone public company for two years. In that short time, we have aggressively transformed the Company to become a higher-growth, higher-margin enterprise. Much of this transformation occurred during 2011, but positioned us for strong results and growth in 2012. The second quarter 2012 earnings we reported yesterday – reflecting outstanding growth in revenues, net income and earnings-per share in 2012 – validate our plan and demonstrate CoreLogic is on track to deliver superior stockholder value in 2012.

For the foregoing reasons, we believe ISS’ recommendation is unwarranted and urge you to vote “FOR” Proposal 3 — the advisory vote on named executive officer compensation.

If you have any questions, you may direct them to Dan Smith, Senior Vice President, Investor Relations at (703) 610-5410.

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